The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 7, 2017

JPMorgan Chase Financial Company LLC	April 2017

Pricing Supplement

Registration Statement Nos. 333-209682 and 333-209682-01

Dated April   , 2017

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Dual Directional Trigger PLUS, or “Trigger PLUS,” will pay no interest and do not guarantee any return of your principal at maturity.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to a maximum payment at maturity.  If the basket has depreciated in value but by no more than 25%, investors will receive at maturity the stated principal amount of the Trigger PLUS plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 25% return.  However, if the basket has depreciated by more than 25% in value, at maturity investors will be negatively exposed to the full amount of the percentage decline in the basket and will lose 1% of the stated principal amount for every 1% of decline in the value of the basket over the term of the Trigger PLUS.  The Trigger PLUS are for investors who seek exposure to an unequally weighted basket of the three indices specified below and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of the performance of the basket.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the basket closing value on the valuation date.  The Trigger PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Chase Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program.  Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS.  The investor may lose some or all of the stated principal amount of the Trigger PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Basket:	Underlying indices	Bloomberg ticker symbol	Basket weighting
	S&P 500® Index (the “SPX Index”)	SPX	60%
	EURO STOXX 50® Index (“the SX5E Index”)	SX5E	30%
	MSCI Emerging Markets Index (the “MXEF Index”)	MXEF	10%
We refer to the SPX Index, the SX5E Index and the MXEF Index as the underlying indices. Because the SPX Index makes up 60% of the basket, we expect that generally the market value of your Trigger PLUS and your payment at maturity will depend significantly on the performance of the SPX Index
Aggregate principal amount:	$
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute basket return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the basket. In no event will this amount exceed the stated principal amount plus $2.50.
If the final basket value is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × basket performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 25%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × basket percent change
Basket percent change:	(final basket value – initial basket value) / initial basket value
Absolute basket return:	The absolute value of the basket percent change. For example, a -5% basket percent change will result in a +5% absolute basket return.
Trigger level:	75, which is 75% of the initial basket value
Basket performance factor:	final basket value / initial basket value
Leverage factor:	150%
Maximum payment at maturity:	At least $11.86 (at least 118.60% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.86 per Trigger PLUS.
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	April , 2017 (expected to price on or about April 11, 2017)
Original issue date (settlement date):	April , 2017 (4 business days after the pricing date)
Valuation date:	April 14, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement
Maturity date:	April 17, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.25(2)	$9.70
		$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.

(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.25 per $10 stated principal amount Trigger PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

If the Trigger PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the Trigger PLUS would be approximately $9.61 per $10 stated principal amount Trigger PLUS.  The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.45 per $10 stated principal amount Trigger PLUS.  See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 11 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
CUSIP / ISIN:	48129F424/ US48129F4248
Listing:	The Trigger PLUS will not be listed on any securities exchange.

April 2017	Page 2

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying indices that enhances returns for a certain range of positive performance of the basket.

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.

▪	To potentially achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To provide an unleveraged positive return in the event of a decline of the basket but only if the final index value is greater than or equal to the trigger level.

Maturity:	Approximately 3 years
Leverage factor:	150% (applicable only if the final index value is greater than the initial index value)
Trigger level:	75% of the initial index value
Maximum payment at maturity:	At least $11.86 (at least 118.60% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Basket weightings:	60% for the SPX Index, 30% for the SX5E Index and 10% for the MXEF Index

Supplemental Terms of the Trigger PLUS

For purposes of the accompanying product supplement, each underlying index is an “Index.”

April 2017	Page 3

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset.  At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the underlying asset has depreciated in value but by no more than 25%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be limited to a positive 25% return.  However, at maturity, if the underlying asset has depreciated in value by more than 25%, investors will be negatively exposed to the full amount of the percentage decline in the underlying asset and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Investors may lose some or all of the stated principal amount of the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket.
Absolute Return Feature	The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level.
Upside Scenario if the Basket Appreciates	The final basket value is greater than the initial basket value and, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus a return equal to 150% of the basket percent change, subject to the maximum payment at maturity of at least $11.86 (at least 118.60% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Absolute Return Scenario	The final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, which is 75% of the initial index value. In this case, the Trigger PLUS pay a 1% positive return for each 1% negative return of the basket. For example, if the final basket value is 5% less than the initial basket value, the Trigger PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 25% return at maturity.
Downside Scenario	The final basket value is less than the trigger level. In this case, the Trigger PLUS pay an amount that is over 25% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the final basket value from the initial basket value. (Example: if the basket decreases in value by 30%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 30%, or $7 per Trigger PLUS.)

April 2017	Page 4

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Dual Directional Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger level:	75% of the initial index value
Hypothetical maximum payment at maturity:	$11.86 (118.60% of the stated principal amount) per Trigger PLUS (which represents the lowest hypothetical maximum payment at maturity)*

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.86 per Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, for each $10 principal amount Trigger PLUS, investors will receive the $10 stated principal amount plus a return equal to 150% of the appreciation of the basket over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the Trigger PLUS, an investor will realize the hypothetical maximum payment at maturity at a final basket value of 112.40% of the initial index value.

▪	For example, if the basket appreciates 5%, investors will receive a 7.50% return, or $10.75 per Trigger PLUS.

▪	Absolute Return Scenario. If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the basket.

▪	For example, if the basket depreciates 5%, investors will receive a 5% return, or $10.50 per Trigger PLUS.

▪	The maximum return you may receive in this scenario is a positive 25% return at maturity.

▪	Downside Scenario. If the final basket value is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value. This amount will be less than 75% of the stated principal amount per Trigger PLUS.

▪	For example, if the basket depreciates 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.

April 2017	Page 5

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

April 2017	Page 6

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Payouts on the Trigger PLUS at Maturity

Below are four examples of how to calculate the payment at maturity based on the hypothetical values of the underlying indices in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results may vary.

Example 1:  The final basket value is greater than the initial basket value, and the payment at maturity is less than the hypothetical maximum payment at maturity.

Underlying Index	Weight in Basket	Hypothetical initial index value	Hypothetical final index value	Index return
SPX Index	60%	2,350.00	2,408.75	+2.50%
SX5E Index	30%	3,500.00	3,587.50	+2.50%
MXEF Index	10%	950.00	973.75	+2.50%

Basket percent change = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(2,408.75 – 2,350.00) / 2,350.00] × 60% = 1.50%
[(3,587.50 – 3,500.00) / 3,500.00] × 30% = 0.75%
[(973.75 – 950.00) / 950.00] × 10% = 0.25%
1.50% + 0.75% + 0.25% = 2.50%

Final basket value	=	100 × (1 + 2.50%), which equals 102.50

Basket percent change	=	(102.50 – 100) / 100, which equals 2.50%

The payment at maturity per Trigger PLUS will equal $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  The leveraged upside payment will equal (i) $10 times (ii) the leverage factor times (iii), the basket percent change or:

$10   ×   150%   ×   2.5%   =   $0.375

Because this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $11.86 per Trigger PLUS, the payment at maturity will equal $10 plus the leveraged upside payment, or:

$10   +   $0.375  =   $10.375

April 2017	Page 7

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 2:  The final basket value is greater than the initial basket value, and the payment at maturity is equal to the hypothetical maximum payment at maturity.

Underlying index	Weight in Basket	Hypothetical initial index value	Hypothetical final index value	Index return
SPX Index	60%	2,350.00	3,995.00	+70.00%
SX5E Index	30%	3,500.00	5,950.00	+70.00%
MXEF Index	10%	950.00	1,615.00	+70.00%

Basket percent change = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(3,995.00 – 2,350.00) / 2,350.00] × 60% = 42%
[(5,950.00 – 3,500.00) / 3,500.00] × 30% = 21%
[(1,615.00 – 950.00) / 950.00] × 10% = 7%
42% + 21% + 7% = 70%

Final basket value	=	100 × (1 + 70%), which equals 170

Basket percent change	=	(170 – 100) / 100, which equals 70%

The payment at maturity per Trigger PLUS will equal $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  The leveraged upside payment will equal (i) $10 times (ii) the leverage factor times (iii) the basket percent change, or:

$10   ×   150%   ×   70%   =   $10.50

Because this amount would result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $11.86 per Trigger PLUS, the payment at maturity will equal the hypothetical maximum payment at maturity of $11.86 per Trigger PLUS.

April 2017	Page 8

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 3:  The final basket value is less than the initial basket value but is not less than the trigger level.

Underlying index	Weight in Basket	Hypothetical initial index value	Hypothetical final index value	Index return
SPX Index	60%	2,350.00	2,115.00	-10.00%
SX5E Index	30%	3,500.00	3,150.00	-10.00%
MXEF Index	10%	950.00	855.00	-10.00%

Basket percent change = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(2,115.00 – 2,350.00) / 2,150.00] × 60% = -6%
[(3,150.00 – 3,500.00) / 3,150.00] × 30% = -3%
[(855.00 – 950.00) / 950.00] × 10% = -1%
(-6%) + (-3%) + (-1%) = -10%

Final basket value	=	100 × [1 + (-10%)], which equals 90

Basket percent change	=	(90 – 100) / 100, which equals -10%

Absolute basket return	=	absolute value of the basket percent change

	=	10%

The payment at maturity per Trigger PLUS will equal (a) $10 plus (b) (i) $10 times (ii) the absolute basket return or:

$10 + ($10 × 10%)   =   $11.00

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 4:  The final basket value is less than the initial basket value and has decreased below the trigger level.

Underlying index	Weight in Basket	Hypothetical initial index value	Hypothetical final index value	Index return
SPX Index	60%	2,350.00	940.00	-60.00%
SX5E Index	10%	3,500.00	3,850.00	+10.00%
MXEF Index	10%	950.00	1,045.00	+10.00%

Basket performance factor = final basket value / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (index return of each underlying index × basket weighting of that underlying index)]

Using the hypothetical values above, the sum of the index return of each underlying index times the basket weighting of that underlying index:

[(940.00 – 2,350.00) / 2,350.00] × 60% = -36%
[(3,850.00 – 3,500.00) / 3,500.00] × 30% = 3%
[(1,045.00 – 950.00) / 850.00] × 10% = 1%
(-36%) +3% + 1% = -32%

Final basket value	=	100 × (1 + (-32%)), which equals 68

Basket performance factor	=	68 / 100, which equals 68%

Trigger Level	=	75

In the above example, the final index values of all the underlying indices except for the SPX index (with a combined weighting of 40% of the basket) are each higher than their respective initial index values, but the final index value of the SPX Index (with a weighting of 60% of the basket) is lower than its initial index value.  Accordingly, although the final index values of 40% of the underlying indices (by weight) have increased in value over their respective initial index values, the final index value of the other 60% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other underlying indices and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than the trigger level, in this example, the payment at maturity per Trigger PLUS will equal $10 times the basket performance factor; or

($10     ×     68%)    =      $6.80

The payment at maturity per Trigger PLUS will be $6.80, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

April 2017	Page 10

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final basket value is less than the trigger level (which is 75% of the initial basket value), the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is over 25% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount that is proportionate to the decrease in the value of the basket and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of Trigger PLUS is limited by the maximum payment at maturity of at least $11.86 (at least 118.60% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Although the leverage factor provides 150% exposure to any increase in the final basket value as compared to the initial basket value on the valuation date, because the maximum payment at maturity will be limited to at least 118.60% of the stated principal amount for the Trigger PLUS, any increase in the final basket value by more than 12.40% (if the maximum payment at maturity is set at 118.60% of the stated principal amount) will not further increase the return on the Trigger PLUS.

▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level. If the final basket value is less than or equal to the initial basket value and greater than or equal to the trigger level, you will receive at maturity $10 plus a return equal to the absolute basket return, which will reflect a 1% positive return for each 1% negative return on the basket, subject to an effective limit of 25%. Because you will not receive a positive return if the basket has depreciated below the trigger level, your maximum downside payment will be $12.50 per $10.00 stated principal amount Trigger PLUS.

▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Trigger PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.

▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Trigger PLUS. If these affiliates do not make payments to us and we fail to make payments on the Trigger PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as the estimated value of the Trigger PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial basket value and the final basket value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to any underlying index or calculation of the final index value of any underlying

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of a Basket of Three Indices due April 17, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

index in the event of a discontinuation or material change in method of calculation of that underlying index, may affect the payment to you at maturity.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the SPX Index.  JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Trigger PLUS in taking any corporate action that might affect the value of the SPX Index or the Trigger PLUS.

Moreover, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The benefit provided by the trigger level may terminate on the valuation date. If the final basket value is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the basket.

▪	Correlation (or lack of correlation) of performances among the underlying indices may reduce the performance of the basket, and changes in the values of the underlying indices may offset each other. The Trigger PLUS are linked to an equally weighted basket consisting of the underlying indices. Movements and performances of the underlying indices may or may not be correlated with each other. At a time when the value of one or more of the underlying indices increases, the values of the other underlying indices may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the underlying indices may be moderated, or more than offset, by the lesser increases or declines in the values of the other underlying indices. High correlation of movements in the values of the underlying indices during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.

▪	The underlying indices are not equally weighted. Because the underlying indices are not equally weighted, the same percentage change in two of the underlying indices may have different effects on the basket closing value. For example, because the weighting for the SPX Index is greater than the weighting for the SX5E Index, a 5% decrease in the value of the SPX Index will have a greater effect on the basket closing value than a 5% increase in the value of the SX5E Index. Because the SPX Index makes up 60% of the basket, we expect that generally the market value of your Trigger PLUS and your payment at maturity will depend significantly on the performance of the SPX Index. See “Hypothetical Payouts on the Trigger PLUS at Maturity — Example 4” in this document.

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS. The estimated value of the Trigger PLUS is only an estimate determined by reference to several factors. The original issue price of the Trigger PLUS will exceed the estimated value of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates. The estimated value of the Trigger PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Trigger PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are greater than or less than the estimated value of the Trigger PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other

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relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions.  See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.

▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Trigger PLUS to maturity.  See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing levels of the underlying indices, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	our internal secondary market funding rates for structured debt issuances;

o	the actual and expected volatility of the underlying indices and the basket;

o	the time to maturity of the Trigger PLUS;

o	the dividend rates on the equity securities included in the underlying indices;

o	the actual and expected positive or negative correlation among the underlying indices, or the actual and expected absence of any such correlation;

o	interest and yield rates in the market generally;

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o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the SX5E Index and the MXEF Index trade and the correlation among those rates and the values of the SX5E Index and the MXEF Index; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

▪	Investing in the Trigger PLUS is not equivalent to investing in the basket or the underlying indices. Investing in the Trigger PLUS is not equivalent to investing in the basket, the underlying indices or their component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any underlying index.

▪	Adjustments to any underlying index could adversely affect the value of the Trigger PLUS. The publisher for any underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to any discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index and the MXEF Index. The equity securities included in each of the SX5E Index and MXEF Index have been issued by non-U.S. companies. Investments in Trigger PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪	The Trigger PLUS are subject to risks associated with emerging markets with respect to the MXEF Index. The equity securities included in the MXEF Index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	The Trigger PLUS are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index. The value of your Trigger PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the SX5E Index are based, although any currency fluctuations could affect the performance of the SX5E Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Trigger PLUS, you will not receive any additional payment or incur any reduction in any payment on the Trigger PLUS.

▪	The Trigger PLUS are subject to currency exchange risk with respect to the MXEF Index. Because the prices of the equity securities included in the MXEF Index are converted into U.S. dollars for the purposes of calculating the values of the MXEF Index, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities included in the MXEF Index are traded. Your net exposure will depend on the extent to which the currencies in which securities included in the MXEF Index are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities included in the MXEF Index are traded, the value of the MXEF Index will be adversely affected and the amount we pay you at maturity may be reduced. Of particular importance to potential currency exchange risk are:

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o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the countries issuing those currencies and the United States; and

o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the underlying indices and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value of an underlying index and, therefore, could potentially increase the value that the final index value of an underlying index must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.

▪	The final terms and valuation of the Trigger PLUS will be provided in the pricing supplement. The final terms of the Trigger PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Trigger PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Trigger PLUS based on the minimums for the estimated value of the Trigger PLUS and the maximum payment at maturity.

▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should

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be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

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Basket Overview

The basket is an unequally weighted basket composed of three indices.

Underlying indices

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC, consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The EURO STOXX 50® Index.  The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions ― The EURO STOXX 50® Index” in the accompanying underlying supplement.

The MSCI Emerging Markets Index.  The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.  For additional information about the MSCI Emerging Markets Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Underlying index information as of April 6, 2017
	Bloomberg Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low	Basket weighting
The S&P 500® Index	SPX	2,357.49	2,066.66 (on 4/6/2016)	2,395.96 (on 3/1/2016)	2,000.54 (on 6/27/2016)	60%
The EURO STOXX 50® Index	SX5E	3,489.57	2,909.36 (on 4/6/2016)	3,500.93 (on 3/31/2017)	2,697.44 (on 6/27/2016)	30%
The MSCI Emerging Markets Index	MXEF	963.29	809.03 (on 4/6/2016)	973.08 (on 3/21/2017)	781.84 (on 5/19/2016)	10%

The following graph is calculated to show the performance of the basket during the period from January 3, 2012 through April 6, 2017, assuming the underlying indices are weighted as set out above such that the initial basket value was 100 on January 3, 2012 and illustrates the effect of the offset and/or correlation among the underlying indices during that period.  The graph does not take into account the leverage factor or the absolute basket return on the Trigger PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the Trigger PLUS.  You cannot predict the future performance of any underlying index or of the basket as a whole, or whether increases in the value of any underlying index will be offset by decreases in the values of the other underlying indices.  The historical value performance of the basket and the degree of correlation between the value trends of the underlying indices (or lack thereof) should not be taken as an indication of its future performance.

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Historical Basket Performance January 3, 2012 through April 6, 2017

The following graphs set forth the official daily values for each of the underlying indices for the period from January 3, 2012 (with respect to the SPX Index) or January 2, 2012 (with respect to the SX5E Index and the MXEF Index) through April 6, 2017. The related tables set forth the published high and low, as well as end-of-quarter, closing levels for each respective underlying index for each quarter in the same period. The closing levels on April 6, 2017 were, in the case of the SPX Index, 2,357.49, in the case of the SX5E Index, 3,489.57 and in the case of the MXEF Index, 963.29. We obtained the closing level information above and the information in the tables and graphs from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical values and historical performance of the underlying indices should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the underlying indices and basket closing value on the valuation date. There can be no assurance that the basket will appreciate over the term of the Trigger PLUS so that you do not suffer a loss on your initial investment in the Trigger PLUS.

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Historical Performance of the S&P 500® Index January 3, 2012 through April 6, 2017

License Agreement.  “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co. and its affiliates.  See “Equity Index Descriptions — The S&P U.S. Indices — License Agreement” in the accompanying underlying supplement.

S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016

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S&P 500® Index	High	Low	Period End
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter (through April 6, 2017)	2,360.16	2,352.95	2,357.49

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Historical Performance of the EURO STOXX 50® Index January 2, 2012 to April 6, 2017

License Agreement. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto.  See “Equity Index Descriptions — The EURO STOXX 50® Index — License Agreement” in the accompanying underlying supplement.

EURO STOXX 50® Index	High	Low	Period End
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30

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EURO STOXX 50® Index	High	Low	Period End
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter (through April 6, 2017)	3,489.57	3,472.58	3,489.57

Historical Performance of the MSCI Emerging Markets Index January 2, 2012 through April 6, 2017

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI Inc. providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Emerging Markets Index, which is owned and published by MSCI Inc., in connection with certain securities, including the securities.  For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

MSCI Emerging Markets Index	High	Low	Period End
2012
First Quarter	1,079.94	917.08	1,041.45
Second Quarter	1,055.63	882.46	937.35
Third Quarter	1,014.07	905.65	1,002.66
Fourth Quarter	1,055.20	969.82	1,055.20
2013
First Quarter	1,082.68	1,015.47	1,034.90

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MSCI Emerging Markets Index	High	Low	Period End
Second Quarter	1,061.09	883.34	940.33
Third Quarter	1,022.54	905.96	987.46
Fourth Quarter	1,044.66	979.88	1,002.69
2014
First Quarter	1,002.66	916.56	994.65
Second Quarter	1,057.59	993.12	1,050.78
Third Quarter	1,100.98	1,005.33	1,005.33
Fourth Quarter	1,016.07	909.98	956.31
2015
First Quarter	993.82	934.73	974.57
Second Quarter	1,067.01	959.42	972.25
Third Quarter	971.91	771.77	792.05
Fourth Quarter	868.56	771.22	794.14
2016
First Quarter	836.80	688.52	836.80
Second Quarter	853.69	781.84	834.10
Third Quarter	927.29	819.19	903.46
Fourth Quarter	918.68	838.96	862.27
2017
First Quarter	973.08	861.88	958.37
Second Quarter (through April 6, 2017)	969.22	963.29	963.29

Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and it falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Trigger PLUS:

The estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS.  The estimated value of the Trigger PLUS does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Trigger PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Risk Factors — The estimated value of the Trigger PLUS is derived by reference to an internal funding rate” in this document.  The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Trigger PLUS on the pricing date is based on market conditions and other

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relevant factors and assumptions existing at that time.  See “Risk Factors — The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates” in this document.

The estimated value of the Trigger PLUS will be lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS.  See “Risk Factors — The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the Trigger PLUS, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not

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have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Trigger PLUS with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Trigger PLUS.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

Withholding under legislation commonly referred to as “FATCA” may (if the Trigger PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Trigger PLUS, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Trigger PLUS. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Trigger PLUS.

Supplemental use of proceeds and hedging:

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS.  See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “Basket Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to the estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the fourth business day following the pricing date of the notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance.  In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence,

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trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Trigger PLUS involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated June 3, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

• Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

• Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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